Exhibit 3.05

                                                                January 15, 2004


                         SPECTRUM ORGANIC PRODUCTS, INC.
                   NOMINATING AND GOVERNANCE COMMITTEE CHARTER


     This document sets forth the Charter of the Nominating and Governance Committee (the "Committee") of the Board of Directors (the "Board") of Spectrum Organic Products, Inc. (the "Company").


Purpose

     The purpose of the Committee is:

     |X| To develop and recommend to the Board for adoption, and thereafter periodically review, corporate governance principles applicable to the Company ("Corporate Governance Guidelines");

     |X| to identify individuals qualified to become Board members and to recommend to the Board candidates for election as directors at the annual meeting of stockholders;

     |X| to assess and make recommendations to the Board regarding the size and composition of the Board and the size, composition, scope of authority, responsibilities, and reporting obligations of each committee of the Board; and

     |X| to assist the Board in the review of the performance of the Board, the committees of the Board, and individual members of the Board, and to make recommendations to the Board to improve such performance.


Committee Membership

     The Committee shall consist of no fewer than three members, each of whom shall meet the independence requirements of the NASDAQ Stock Exchange (NASDAQ), to which the Company intends to submit its listing application to regain its NSDAQ Small-Cap during 2004 and such other independence requirements, if any, as may be established by the Company's Corporate Governance Guidelines. Each year, following the Company's Annual Meeting of Shareholders, the Committee shall elect a Chairman of the Committee, who may be the incumbent Chairman or another member of the Committee.

     The Board shall have sole authority to appoint and remove members of the Committee.

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Committee Authority and Responsibilities

     1. The Committee shall, from time to time, as the Committee deems appropriate, but no less frequently than annually, review and assess the adequacy of the Company's Corporate Governance Guidelines and recommend to the Board for approval any changes that the Committee considers appropriate. To fulfill this responsibility, the Committee shall endeavor to remain informed on corporate governance practices generally, including emerging trends among comparable companies.

     2. At least annually, the Committee (i) shall evaluate the size and composition of the Board in light of the operating requirements of the Company and existing corporate governance trends, including consideration of appropriate areas of expertise to be represented on the Board, and (ii) shall report its findings and any recommendations to the Board.

     3. The Committee shall develop and recommend for approval by the Board written eligibility guidelines for directors that are designed to ensure compliance with all applicable legal requirements and the NASDAQ listing requirements. The Committee shall review the eligibility guidelines from time to time as requested by the Board or as the Committee deems necessary or appropriate.

     4. The Committee shall identify, evaluate, and recommend to the Board for nomination candidates for election as directors at the Annual Meeting of Stockholders or by appointment by the Board, including consideration of prospective candidates proposed for consideration by management or by any stockholder.

     5. If, during the course of a year, a vacancy occurs, or if the Committee becomes aware of a pending vacancy, and the Board determines that the vacancy shall be filled, the Committee shall recommend to the Board a qualified individual for appointment by the Board to serve as a director until the next Annual Meeting of Stockholders when directors stand for election.

     6. In performing its responsibilities under paragraphs 4 and 5 above, the Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm's fees and other retention terms.

     7. At least annually, the Committee shall (i) evaluate the size, composition, membership qualifications, scope of authority, responsibilities, and reporting obligations of each committee of the Board and (ii) shall report its findings and any recommendations to the Board.

     8. The Committee shall consider, adopt and oversee all processes for evaluating the performance of the Board, the Chairman of the Board, each Committee and individual directors.

     9. The Committee shall consider, adopt and oversee director orientation and continuing education programs.

     10. The Committee shall (i) evaluate each shareholder proposal submitted for inclusion in the Company's proxy materials to determine whether the proposal is eligible for inclusion based on compliance with substantive and procedural

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requirements of the Company's Bylaws, California corporate law, and the
Securities and Exchange Commission proxy rules and (ii) shall recommend to the Board whether the Company shall support or oppose the proposal.

     11. The Committee, in conjunction with the Compensation Committee, shall consider the appropriate levels of director compensation and an appropriate director compensation program, and shall make recommendations to the Board regarding the same.

     12. The Committee, in conjunction with the Compensation Committee, shall conduct an annual review of the performance of the Chief Executive Officer and shall oversee the annual reviews of the performance of other executive officers to ensure that it is consistent with the short-term and long-range goals of the Company.

     13. The Committee shall periodically review and advise the Board regarding the Company's management development and succession plans.

     14. The Committee shall annually review the service of Board members on the boards of other public companies.

     15. The Committee shall review the Directors and Officers questionnaires prepared annually by the Company's directors and officers.

     16. The Chair of the Committee shall convene regular meetings of the independent directors of the Company, as required, but not less frequently than annually, usually in conjunction with a regular Board Meeting.

     17. At least annually, the Committee shall review the Company's Code of Conduct, Corporate Policies Manual, Conflict of Interests Policy/Questionnaire, Confidentiality of Information Policy, Social and Environmental Practices Policy and the reports of the CEO and executive officers responsible for these matters. The Committee shall have the sole power to grant any waivers from these policies or practices.

     18. In carrying out its duties and responsibilities under this Charter, the Committee shall have authority to obtain the advice and assistance of internal or external legal, accounting and other advisors.

     19. The Committee shall review and assess this Charter annually and recommend any proposed changes to the Board.

Meetings and Minutes

     The Committee shall hold meetings, in person or by telephone, at such times and with such frequency as it deems necessary to carry out its duties and responsibilities under this Charter. Special meetings of the Committee may be called by the Chairman of the Board or the President of the Company or by the Chairman of the Committee, with notice of any such special meeting to be given in accordance with the Company's Bylaws. A majority of the members of the Committee shall constitute a quorum for the transaction of business by the

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Committee. At the discretion of the Committee, other members of the Board and any officer or employee of the Company may be invited to attend and participate in meetings of the Committee.

     The Committee also may act by unanimous written consent in accordance with the terms of the Company's Bylaws.

     Minutes of each Committee meeting and records of all other Committee actions shall be prepared by the Secretary of the Company or, if the Secretary is not present at the meeting, any person appointed by the Chairman of the Committee, and shall be retained with the permanent records of the Company.

     The Committee shall report to the Board, no later than the next regular Board meeting, all decisions made and actions taken by the Committee.

Adoption and Amendment

     This Charter has been adopted by the Board, and may be amended at any time or from time to time, in whole or in part, solely by a resolution adopted by the Board.

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